EXHIBIT 16




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September 4, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   New Taohuayuan Culture Tourism Company Limited


Dear Sirs:

We have read Item 4.01 of New Taohuayuan Culture Tourism Company Limited, Form 8-K, dated August 7, 2006, and are in agreement with the statements contained therein as they relate to us, in particular, paragraph 1.

Very truly yours,

/s/ Moores Rowland Mazars